Exhibit 5.1

Los Angeles Office 10880 Wilshire Blvd., 19th Floor Los Angeles, CA 90024 P 310.299.5500 F 310.299.5600 www.mrllp.com

July [ ], 2020

Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

Re:	Boxlight Corporation
Registration Statement on Form S-3 File No. 333-239939

Ladies and Gentlemen:

We have acted as counsel to Boxlight Corporation, a Nevada corporation (the “Company”), in connection with the issuance of up to [             ] shares (including up to [              ] shares subject to the underwriter’s over-allotment option) (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The Shares are included in a Registration Statement on Form S-3 (File No. 333-239939 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on July 28, 2020, a base prospectus, dated July 28, 2020, included in the Registration Statement that became effective at the time (the “Base Prospectus”), a preliminary prospectus supplement, dated July 28, 2020, filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement, dated July [  ], 2020, filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated July [  ], 2020, between the Company and Maxim Group LLC, as representative of the several underwriters listed on Schedule I thereto (the “Underwriting Agreement”). The Underwriting Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. The opinion is being rendered in connection with the filing of the Prospectus with the Commission.

This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation of the Company, as amended to date (the “Articles of Incorporation”), (ii) the By-Laws of the Company (the “Bylaws”), (iii) resolutions of the Company’s board of directors (the “Board of Directors”) authorizing the issuance and sale of the Shares pursuant to the terms of the Registration Statement, including the pricing, issuance and sale of the Shares in accordance with the terns of the Prospectus, (iv) the Underwriting Agreement, and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

In our examination of the documents referred to herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Los Angeles    |    Orange County    |    San Francisco    |    Chicago    |    New York

Boxlight Corporation

July [  ], 2020

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in the manner described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth above may be limited by (i) the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) requirements that a claim with respect to any Shares in denominations other than United States dollars (or a judgment denominated other than in United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.

The foregoing opinions are limited to the laws of the State of New York, the Nevada Revised Statutes as concerns the laws governing corporation and the federal laws of the United States of America and we express no opinion with respect to the laws of any other state or jurisdiction. The opinions expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof.

The foregoing opinions are dated the date hereof, and we express no opinion as to unforeseen facts or circumstances that are not include or incorporated in the Assumptions set forth above.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated July [  ], 2020, as filed with the Commission on July [  ], 2020, which is incorporate by reference in the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus and to the references to us in the Registration Statement. In giving such consents, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Michelman & Robinson, LLP

MICHELMAN & ROBINSON, LLP